Exhibit 99.1

                          Press Release

   2441 Presidential Parkway <bullet> Midlothian, Texas 76065
 <bullet> Phone 972.775.9801 <bullet> Fax 800.579.4271 <bullet>
                          www.ennis.com


FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:  Keith S. Walters,
                                     Chairman President & CEO
                                     (800) 752-5386

Midlothian, Texas, November 1, 2004



         ENNIS, INC. ACQUIRES ROYAL BUSINESS FORMS, INC.
           Purchase of Royal for $3.7 Million in Stock


     Midlothian, Texas -- Ennis, Inc. (formerly Ennis Business Forms, Inc.) (NYSE: EBF) a manufacturer of printed business products headquartered in Midlothian, Texas has acquired 100% of the stock of Royal Business Forms, Inc., ("Royal") a privately held company headquartered in Arlington, Texas for $3.7 million in Ennis stock. The stock value used to determine the number of shares issued to equal the $3.7 million valuation is based upon the average trading price of Ennis stock over a 30-day trading period ending last week. There is no debt on the balance sheet of Royal other than trade payables and accrued expenses. Royal has been in existence and operating in Arlington, Texas since 1959 and has customers throughout the United States. The acquisition of Royal continues the Ennis strategy of growth through related manufactured products for our existing customer base. The acquisition will add additional short-run print products and solutions and financial documents sold through the indirect sales (distributorship) marketplace. Due to the low number of shares issued (approximately 178,000 shares) compared to the total outstanding shares and due the amount of the purchase price, there were no regulatory or Ennis shareholder approvals necessary to consummate this transaction.

   The transaction is expected to be accretive to Ennis' earnings in the first full year of operations. Royal had sales of approximately $12.0 million as of September 30, 2004, its most recent fiscal year end. Mr. Alf Bumgardner, President, CEO and founder of Royal will stay on as the General Manager of Royal.

   Keith Walters, Chairman, President and CEO of Ennis, said, "Today's announcement is another positive step forward in the continued growth and consolidation of the forms business into Ennis. The transaction will add to the growth in the forms business that has placed Ennis among the top players in the forms and printed products arena and continue to serve our 40,000 independent distributors and printers who comprise the largest share of the forms marketplace. We are delighted to have Alf Bumgardner stay on to manage this business and we are delighted that Alf chose to associate his business with Ennis and exchange his shares for Ennis shares in the transaction. It is great news for our customers, our employees and our shareholders."

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About Ennis
------------
     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the
Company has 36 production facilities located in 16 states, strategically located to serve the Company's national network of distributors. The Company, together with its subsidiaries, operates in three business segments: the Forms Solutions Group, the Promotional Solutions Group and the Financial Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it (registered trademark) Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products.


This news release contains statements relating to future results of the acquired company including statements (i) that the transaction will be accretive to the combined company's earnings in the first year of operations, excluding the impact of transaction-related charges, (ii) that the sales are anticipated to be $12.0 million, as well as other anticipated, believed, planned, forecasted, expected, targeted and estimated results and the company's outlook concerning future results, that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Factors relating to the transaction and the integration of the business that could cause material differences in the expected results of the acquired company include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the acquired customer base as well as the ability of the organization to complete the integration of the acquired company without losing focus on the business. In addition, the ability of the acquired company to achieve the expected revenues, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, general economic and other factors beyond the acquired company's control, and other risks and uncertainties described from time to time in Ennis' periodic filings with United States securities authorities, as applicable.

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